Exhibit 5.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ayr Wellness Inc. on Amendment No. 1 to Form F-10 (File No. 333-278161) of our report dated March 13, 2024 with respect to our audits of the consolidated financial statements of Ayr Wellness Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is incorporated by reference to the Annual Report on Form 40-F of Ayr Wellness Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Interests of Experts” in the Short Form Base Shelf Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

April 11, 2024